FOR IMMEDIATE RELEASE

Contact:	Brittany Feinson
MCI Public Relations
800-644-NEWS

MCI APPOINTS ROBERT DAVENPORT TO BOARD OF DIRECTORS

ASHBURN, Va., October 17, 2005 – MCI, Inc. (NASDAQ: MCIP) today announced that Robert R. Davenport, III has been appointed to the Company’s Board of Directors. Davenport becomes the tenth member of MCI’s Board and, along with the existing directors, will serve until MCI's merger with Verizon Communications, Inc. closes.

Davenport has 25 years of experience in general management, corporate development and private equity investment, primarily in wired and wireless broadband services and related technologies. Currently he is advising and investing in companies through his independent firm, RD Partners, LLC.

Before founding RD Partners, Davenport was president and chief executive officer of Covad International, the global broadband services provider. Prior to joining Covad, Davenport served in several senior management roles at Tele-Communications, Inc., where he focused on the development and operations of the company’s Advanced Services initiatives including Teleport Communications Group, Sprint PCS, @Home and cable telephony.

Davenport’s election to the MCI board became effective on October 14. His appointment satisfies the requirement under MCI’s Certificate of Incorporation and corporate governance guidelines that a new director must join the board each calendar year.

About MCI, Inc.

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With one of the most expansive global IP backbones and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

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